Exhibit (a)(1)(A)

BRAINSWAY LTD.

19 Hartum Street, Bynet Building, 3rd Floor, Har HaHotzvim, Jerusalem, 9777518, Israel

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

May 4, 2021

BRAINSWAY LTD.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time,

on Wednesday, June 2, 2021 unless extended

By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Brainsway Ltd., which we refer to in this document as “we,” “us,” “our” or “Brainsway,” is giving each Eligible Optionholder (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New Options (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 13 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 5:00 p.m., Eastern Time, on Wednesday, June 2, 2021. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires. You will be informed of any extension of the Exchange Offer.

You are an “Eligible Optionholder” if:

•	on the date the Exchange Offer commences, you are employed by, have a service arrangement with, or are an independent director of Brainsway or any of its subsidiaries and have not submitted a notice of resignation or been notified by Brainsway or any of its subsidiaries that your employment or other service arrangement or independent directorship with Brainsway or any of its subsidiaries is being terminated; and

•	from and after the date the Exchange Offer commences through the Expiration Time, you continue to be employed by, or have a service arrangement with, or be an independent director of, Brainsway or any of its subsidiaries, and have not submitted a notice of resignation or been notified by Brainsway or any of its subsidiaries that your employment, other service arrangement or independent directorship is being terminated.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder; and

•	was granted under our 2014 Share Incentive Plan, as amended by our Amended and Restated 2019 Share Incentive Plan (together, the “Plan”).

The outstanding options that you hold under the Plan give you the right to purchase our Ordinary Shares, par value NIS 0.04 (the “Ordinary Shares”) once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Exchange Offer, we refer to the options you hold to purchase Ordinary Shares.

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of new options to purchase Ordinary Shares (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•

Each New Option will have an exercise price (the “New Exercise Price”) equal to the following:

-       For Eligible Optionholders who are not subject to U.S. taxation (each, a “Non-U.S. Taxed Optionholder”): US$4.675 (NIS15.26 based on January 25, 2021 US$/NIS exchange rate of 1/3.265) (being the closing price per American Depositary Share (“ADS”) of Brainsway, as reported on Nasdaq on January 25, 2021, the last day of trading prior to the approval of the Exchange Offer by the Board of Directors (the “Board”) of the Company), divided by 2 to reflect the exercise price per Ordinary Share (the “Initial Board Approval Date Price”).

-       For Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”): the greater of (i) the Initial Board Approval Date Price and (ii) the closing price per ADS as reported on Nasdaq on May 4, 2021, which is the commencement date of the Exchange Offer, divided by 2 to reflect the exercise price per Ordinary Share.

•	Each New Option will represent your right to purchase the same number of Brainsway Ordinary Shares as your surrendered Eligible Options.

•	Your New Option will be granted under the Plan.

•

Each New Option

-      offered to a U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an incentive stock option, to the extent permitted by the law, for U.S. federal income tax purposes (“ISO”), will be granted as a nonstatutory stock option that does not qualify as an ISO;

-       offered in exchange for an Eligible Option granted in accordance with Section 102 of the Israeli Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”) will be granted as an option in accordance with Section 102, to the extent permitted by the law and subject to the tax ruling's terms, and

-      offered to a Non-U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO or as an option in accordance with Section 102, will be granted an option that does not qualify as an ISO or as an option in accordance with Section 102.

•	Each New Option will have the same expiration date, vesting schedule and other terms (other than exercise price) as the Eligible Option exchanged therefor.

The commencement date of the Exchange Offer is May 4, 2021. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Options as you wish; however, you must tender all of the options underlying any tendered Eligible Option. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 11 for a discussion of risks and uncertainties that you should consider before electing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Our Ordinary Shares are quoted on TASE under the symbol “BWAY,” and our ADSs are quoted on Nasdaq under the symbol “BWAY.” On May 3, 2021, the closing price of our Ordinary Shares as reported on TASE was NIS 13.95 per Ordinary Share and the closing price of our ADSs as reported on Nasdaq was $8.69 per ADS. We recommend that you obtain current market quotations for our Ordinary Shares and ADSs before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal of Election Form or any other documents relating to the Exchange Offer) by email to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

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IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 5:00 p.m. Eastern Time, on Wednesday, June 2, 2021 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By email (by PDF or similar imaged document file) delivered to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your share option agreement(s) for your tendered Eligible Options as they will be automatically cancelled effective as of the New Option Grant Date if we accept your tendered Eligible Options for exchange. We will provide you with a written confirmation of the cancellation of any such options along with grant documents relating to your New Options on or about the New Option Grant Date.

Although the Board and our shareholders have approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof) make any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY BRAINSWAY.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

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Q1. Why is Brainsway making the Exchange Offer?

We believe that the Exchange Offer is in the best interests of our shareholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees, service providers and independent directors. We further believe that the Exchange Offer will permit us to enhance long-term shareholder value by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals.

Many of our employees, service providers and independent directors now hold options to purchase Ordinary Shares (“Ordinary Share Options”) with exercise prices significantly higher than the current trading price of our Ordinary Shares. On May 3, 2021, the closing price of our Ordinary Shares on TASE was NIS 13.95 per Ordinary Share, and the weighted average exercise price of Eligible Options was NIS 21.72 per Ordinary Share. On May 3, 2021, the closing price of our ADSs on Nasdaq was $8.69 per ADS. Consequently, as of May 4, 2021, Eligible Optionholders held 1,473,800 Eligible Options, of which 1,383,800 Eligible Options were out-of-the money. Although we continue to believe that Ordinary Share Options are an important component of the total compensation of our employees, service providers and independent directors, many of our employees, service providers and independent directors view their existing options as having little or no value due to the difference between the exercise prices and the current trading price of our Ordinary Shares. As a result, for many of our employees, service providers and independent directors, these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees, service providers and independent directors to achieve our strategic, operational and financial goals. Additionally, the Exchange Offer will allow us to devote more of our cash resources toward advancing our commercialization activities and clinical trials, as the Exchange Offer is an alternative to increased cash compensation for the Eligible Optionholders.

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See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Optionholders are eligible to participate in the Exchange Offer. You are an “Eligible Optionholder” if:

•	on the date the Exchange Offer commences, you are employed by, have a service arrangement with, or are an independent director of Brainsway or any of its subsidiaries and have not submitted a notice of resignation or been notified by Brainsway or any of its subsidiaries that your employment or other service arrangement or independent directorship with Brainsway or any of its subsidiaries is being terminated; and

•	from and after the date the Exchange Offer commences through the Expiration Time, you continue to be employed by, or have a service arrangement with, or be an independent director of, Brainsway or any of its subsidiaries and have not submitted a notice of resignation or been notified by Brainsway or any of its subsidiaries that your employment, other service arrangement or independent directorship is being terminated.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to tender all of their outstanding Eligible Options for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder; and

•	was granted under our Plan.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4. Will the terms and conditions of my New Options be the same as my exchanged options?

Generally, yes. While your New Option(s) will have a reduced exercise price, the expiration date, the vesting schedule, other terms and conditions, and the potential tax treatment of your New Options will be the same as your tendered Eligible Options. Note, however, that if you hold Eligible Options granted in accordance with Section 102, then, if you are considered as an employee as defined under Section 102, as of the Tax Grnat Date and you will be regarded as such that is governed under Section 102 by the tax ruling, there shall be a new grant date for tax purposes which most likely and potentially be the later of the New Option Grant Date or the filling date of the tax ruling's application (the "Tax Grant Date") and as such any calculation will be made of the "Benefit Component" (i.e. the difference between the exercise price of the New Options and the average share price of the 30 trading days commencing the Tax Grant Date) and in order to benefit from the Section 102 tax benefit, a new holding period of two (2) years shall re-commence from the Tax Grant Date.

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Q5. How many New Options will I receive for the Eligible Options I exchange?

The number of Ordinary Shares that may be purchased under each New Option will be the same amount as under the surrendered Eligible Options.

Q6. Will my New Options have an exercise or purchase price?

Your New Options will have an exercise price (the “New Exercise Price”) equal to the following:

-	For Eligible Optionholders who are not subject to U.S. taxation (each, a “Non-U.S. Taxed Optionholder”): US$4.675 (NIS15.26 based on January 25, 2021 US$/NIS exchange rate of 1/3.265) (being the closing price per American Depositary Share (“ADS”) of Brainsway, as reported on Nasdaq on January 25, 2021, the last day of trading prior to the approval of the Exchange Offer by the Board of Directors (the “Board”) of the Company), divided by 2 to reflect the exercise price per Ordinary Share (the “Initial Board Approval Date Price”).

-	For Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”): the greater of (i) the Initial Board Approval Date Price and (ii) the closing price per ADS as reported on Nasdaq on May 4, 2021, which is the commencement date of the Exchange Offer, divided by 2 to reflect the exercise price per Ordinary Share.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Ordinary Shares”) for information concerning the historical prices of our Ordinary Shares.

Q7. When will my New Options vest?

Each New Option granted will vest on the same terms as the Eligible Option exchanged therefor.

As with any unvested equity award under the Plan, you must remain in continuous employment or service, or as an independent director, with Brainsway or any of its subsidiaries through each vesting date. In the event that your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries terminates for any reason prior to the vesting date of any unvested portion of your New Options, such unvested portion shall expire on your termination date.

Q8. Do I need to exercise my New Options in order to receive Ordinary Shares?

Yes. In order to receive Ordinary Shares, you will need to exercise the vested portion of your New Options and pay the exercise price (and satisfy any applicable tax withholding obligations). The terms governing when and how you can exercise your New Options are generally the same as the terms and conditions that govern your Eligible Options.

Q9. If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New Option Grant Date, which is currently expected to be on or about Wednesday, June 2, 2021. The New Options will reflect the New Option Terms.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

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Q10. What happens to my New Options if I terminate my employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries?

Vesting of your New Options will cease upon termination of your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries. Your unvested New Options will be forfeited to us.

In general, pursuant to the Plan, the vested portion of your New Options may be exercised for a period of three (3) months following termination of your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries unless (i) the termination is due to your death, disability or retirement, in which case the New Option may be exercised (to the extent exercisable at the time of the termination of such role) at any time within twelve (12) months following your termination date (but only to the extent exercisable at termination of such employment, service arrangement or independent directorship) by your legal representative or legatee; or (ii) you are terminated for cause, in which case the New Option will cease to be exercisable immediately upon your termination. In no event may your New Options be exercised beyond their scheduled expiration date.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by, or have a service arrangement with, or be an independent director of, Brainsway or any of its subsidiaries. The terms of your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by, or continue to have a service arrangement with, or remain an independent director of, Brainsway or any of its subsidiaries until the expiration of the Exchange Offer, the New Option Grant Date or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment by, service arrangement with or independent directorship at Brainsway or any of its subsidiaries will continue past the vesting date of any New Option issued in exchange for an Eligible Option.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold Eligible Options pursuant to more than one option grant under our Plan that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Options as you wish; however, you must tender all of the options underlying any tendered Eligible Option. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Ordinary Shares”), Section 8 (“Information Concerning Brainsway; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Brainsway is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	New Options provide value upon exercise only if the trading price of our Ordinary Shares exceeds the exercise price of the New Option.

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•	You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also review the “Risk Factors” that appear on page 11.

Q13. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of May 4, 2021. At any time during the Exchange Offer, you may contact us via email at either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com to confirm the number of outstanding options that you have and the grant dates, remaining option term, exercise prices, vesting schedule and other information regarding such options.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before May 4, 2021, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q16. Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all options underlying the outstanding (i.e., unexercised) portion of that Eligible Option. You may elect to tender as few or as many of your Eligible Options as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular Eligible Option. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Optionholder who is an employee on an authorized leave of absence will be eligible to participate in the Exchange Offer so long as they are an employee of Brainsway or any subsidiary (whether active or on an authorized leave of absence) at both the commencement of the Exchange Offer and the Expiration Time and have not submitted a notice of resignation or received a notice of termination.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment or other service arrangement or independent directorship with Brainsway or any of its subsidiaries terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment or other service arrangement or independent directorship with Brainsway or any of its subsidiaries terminates for any reason prior to the Expiration Time, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

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Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, other service provider or an independent director of Brainsway or any of its subsidiaries. The terms of your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment or service, or remain an independent director, until the Expiration Time, the New Option Grant Date or thereafter. In addition, we cannot provide any assurance that your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries will continue past the vesting date of any New Option granted in exchange for an Eligible Option.

See Section 1 (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes.

In accordance with the ruling to be requested from the Israeli Tax Authority, the grant of the New Options will not subject the optionholder to Israeli tax at the time of the grant. There is no assurance that the ruling will be obtained.

You should consult with your tax advisor in advance to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the United States or Israel or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Optionholders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the Israeli, U.S. federal, state and local and non-Israeli and non-U.S. tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

Your rejection of the Exchange Offer will not be a taxable event for Israeli or U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information.

Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?

Promptly after the Expiration Time (and assuming the Exchange Offer is not extended), we will cancel all Eligible Options tendered by you and accepted by Brainsway for exchange in the Exchange Offer.

Q22. Is it possible for my New Options to be or become underwater?

Yes. The New Options will be subject to the New Exercise Price as described above. If the trading price of our Ordinary Shares/ADSs reported on TASE/Nasdaq falls below the New Exercise Price at any time on or after the New Option Grant Date, then your New Options will be underwater.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Eligible Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

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Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., Eastern Time, on June 2, 2021 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of the Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on June 2, 2021 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, as well as any other documents required by the Election Form, by email (by PDF or similar imaged document file) to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

You do not need to return your option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance on or about the New Option Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Eastern Time, on June 2, 2021 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on or about June 2, 2021 following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on June 2, 2021 (or such later date as may apply if the Exchange Offer is extended). Unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 12:00 a.m., Eastern Time, on June 29, 2021.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

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If you miss the deadline to withdraw but remain an Eligible Optionholder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive a completed and signed Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents, which we will promptly furnish to you at our expense) by email to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to tender for exchange any of your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2021, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

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Section 21E of the Exchange Act excludes from the definition of “forward-looking” statements for purposes of the Private Securities Litigation Reform Act of 1995 those forward-looking statements made in connection with a tender offer. As such, forward-looking statements set forth in this Exchange Offer are not eligible for the protection afforded by the statutory safe harbor. However, you are urged to review statements and disclosures set forth in and incorporated by reference into this Exchange Offer that include forward-looking statements due to the risks and uncertainties associated with those statements. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, without limitation, statements regarding the status of the Exchange Offer, our industry, business strategy, plans, goals and expectations concerning our market position, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “projects,” “seek,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify these forward-looking statements.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not currently known to us could also cause the forward-looking events discussed in this Exchange Offer or incorporated herein by reference not to occur as described. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Exchange Offer.

Risks Related to the Exchange Offer

The New Options could become underwater after they are granted.

The New Options will be subject to the New Exercise Price (as described above). If the trading price of our Ordinary Shares decreases after the New Option Grant Date, the New Exercise Price may be greater than the trading price of our Ordinary Shares, and you will not be able to realize any gain from the exercise of your New Options unless and until the applicable trading price increases such that it is greater than the New Exercise Price (and after any applicable vesting date). The trading price of our Ordinary Shares has been volatile and there can be no assurances regarding the future price of our Ordinary Shares or that the trading price of our Ordinary Shares will increase after the New Option Grant Date.

We will not grant New Options to you if we are prohibited from doing so by applicable laws, rules, regulations or policies.

Even if we accept your tendered Eligible Options, we will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or TASE or Nasdaq listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting New Options.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

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OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Section 1. Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Brainsway Ltd. (“Brainsway,” “we,” “us” or “our”) is offering eligible employees, service providers and independent directors the opportunity to exchange certain outstanding options to purchase Ordinary Shares, par value NIS 0.04 (the “Ordinary Shares”) for replacement options to purchase Ordinary Shares with modified terms. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered (and not validly withdrawn) prior to the Expiration Time will be exchanged for New Options in exchange for an Eligible Optionholder’s agreement to accept the New Options. Each capitalized term that is used herein without being defined has the meaning set forth below or in the Offering Memorandum.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Optionholders or the tender of elections to exchange Eligible Options covering a minimum number of Ordinary Shares.

Eligible Optionholders

All individuals who hold Eligible Options and who, as of the date the Exchange Offer commences and as of the Expiration Time, are current employees, service providers or independent directors of Brainsway or any of its subsidiaries, may participate in the Exchange Offer (the “Eligible Optionholders”). To be an Eligible Optionholder, you must continue to be employed by, remain an independent director of or provide services to Brainsway or any of its subsidiaries, and not have submitted a notice of resignation/termination or received a notice of termination, between the date the Exchange Offer commences and the Expiration Time.

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You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Optionholder for any reason prior to or as of the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Optionholder as of the Expiration Time will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Brainsway’s policies (or the policies of any applicable subsidiary).

The status of your employment, service arrangement or independent directorship with Brainsway or any of its subsidiaries and the terms of your employment, service arrangement or independent directorship with Brainsway will not change, regardless of your participation in the Exchange Offer, and can be terminated by you or Brainsway (or any applicable subsidiary) at any time, subject to any contract rights. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by, or otherwise in a service arrangement with, or be an independent director of, Brainsway or any of its subsidiaries. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by, in a service arrangement with, or be an independent director of Brainsway or any of its subsidiaries until the New Option Grant Date or any vesting date of your New Options in the future.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder; and

•	was granted under our 2014 Share Incentive Plan, as amended by our Amended and Restated 2019 Share Incentive Plan (together, the “Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you a new award of Ordinary Share Options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•

Each New Option will have an exercise price (the “New Exercise Price”) equal to the following:

-       For Eligible Optionholders who are not subject to U.S. taxation (each, a “Non-U.S. Taxed Optionholder”): US$4.675 (NIS15.26 based on January 25, 2021 US$/NIS exchange rate of 1/3.265) (being the closing price per American Depositary Share (“ADS”) of Brainsway, as reported on Nasdaq on January 25, 2021, the last day of trading prior to the approval of the Exchange Offer by the Board of Directors (the “Board”) of the Company), divided by 2 to reflect the exercise price per Ordinary Share (the “Initial Board Approval Date Price”).

-       For Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”): the greater of (i) the Initial Board Approval Date Price and (ii) the closing price per ADS as reported on Nasdaq on May 4, 2021, which is the commencement date of the Exchange Offer, divided by 2 to reflect the exercise price per Ordinary Share.

•	Each New Option will represent your right to purchase the same number of Ordinary Shares as your surrendered Eligible Options.

•	Your New Option will be granted under the Plan.

•

Each New Option

-      offered to a U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an incentive stock option, to the extent permitted by the law, for U.S. federal income tax purposes (“ISO”), will be granted as a nonstatutory stock option that does not qualify as an ISO;

-      offered in exchange for an Eligible Option granted in accordance with Section 102 of the Israeli Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”) will be granted as an option in accordance with Section 102, to the extent permitted by the law, and

-      offered to a Non-U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO or as an option in accordance with Section 102, will be granted an option that does not qualify as an ISO or as an option in accordance with Section 102.

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•	Each New Option will have the same expiration date, vesting schedule and other terms (other than exercise price) as the Eligible Option exchanged therefor.

The commencement date of the Exchange Offer is May 4, 2021. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Options as you wish; however, you must tender all of the options underlying any tendered Eligible Option. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern Time, on Wednesday, June 2, 2021, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

We believe that the Exchange Offer is in the best interests of our shareholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees, service providers and independent directors. We further believe that the Exchange Offer will permit us to enhance long-term shareholders' value by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals.

Many of our employees, service providers and independent directors now hold options with exercise prices significantly higher than the current trading price of our Ordinary Shares. On May 3, 2021, the closing price of our Ordinary Shares on TASE was NIS 13.95 per Ordinary Share, and the weighted average exercise price of Eligible Options was NIS 21.72 per Ordinary Share. On May 3, 2021, the closing price of our ADSs on Nasdaq was $8.69 per ADS. Consequently, as of May 4, 2021, Eligible Optionholders held 1,473,800 Eligible Options, of which 1,383,800Eligible Options were out-of-the money. Although we continue to believe that Ordinary Share Options are an important component of the total compensation of our employees, service providers and independent directors, many of our employees, service providers and independent directors view their existing options as having little or no value due to the difference between the exercise prices and the current trading price of our Ordinary Shares. As a result, for many of our employees, service providers and independent directors, these existing options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees, service providers and independent directors to achieve our strategic, operational and financial goals. Additionally, the Exchange Offer will allow us to devote more of our cash resources toward advancing our commercialization activities and clinical trials, as the Exchange Offer is an alternative to increased cash compensation for the Eligible Optionholders.

Our compensation committee and Board each considered alternatives to the Exchange Offer, including the provision of new options to employees, service providers and independent directors, an equitable value for value exchange of existing underwater options, exchanging underwater options for full value Ordinary Shares, or exchanging underwater options for a cash payment. After careful consideration, each of our compensation committee and Board determined that, compared to the other alternatives, the Exchange Offer provides a better incentive and motivation to our key contributors than the out-of-the-money Ordinary Share Options that they currently hold as the Exchange Offer will restore the incentive and retentive benefit of our Plan, and reduce the need to grant replacement equity incentives.

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Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Brainsway or its subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any material change in our Board or executive management team, including any plans to change the number or term of our directors or to fill any existing vacancies on the Board or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our Ordinary Shares or ADSs, each representing two Ordinary Shares, being delisted from any applicable national securities exchange or ceasing to be authorized for quotation in an automated quotation system operating by a national securities association;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our articles of association, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time by the following means:

By email (by PDF or similar imaged document file) delivered to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered using the same name for such Eligible Optionholder as appears on the applicable share option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed and signed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

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You do not need to return your share option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New Options if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Optionholder, must not have given a notice of resignation or have received a notice of termination, and your employment, independent directorship or service arrangement with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the Expiration Time.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Options as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option. If you attempt to tender a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Brainsway nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by Brainsway. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is intended to be a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Brainsway and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New Option Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New Options with the New Option Terms. We expect the New Option Grant Date to occur promptly following the Expiration Time. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4. Just as you may not tender only part of an Eligible Option, you also may not withdraw your election with respect to only a portion of an Eligible Option. If you elect to withdraw a previously tendered Eligible Option, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

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We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 12:00 a.m., Eastern Time, on Tuesday, June 29, 2021. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Optionholder, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered using the same name for such Eligible Optionholder as appears on the applicable share option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Brainsway with the SEC on May 4, 2021 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Optionholders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn (i) by the Expiration Time, unless extended, or (ii) after 12:00 a.m., Eastern Time, on June 29, 2021, if we have not accepted such Eligible Options by such time. On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

After we grant the New Options, we will send each tendering Eligible Optionholder a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Optionholder for acceptance the Ordinary Share Option documentation relating to the Eligible Optionholder’s New Options. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment or other service arrangement or independent directorship terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

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Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or share ownership;

•	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Brainsway, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

- make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

- delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

- impair the contemplated benefits of the Exchange Offer to Brainsway;

•	there will have occurred:

- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

- the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or in Israel;

- any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or in Israel;

- in our reasonable judgment, any extraordinary or material adverse change in United States or Israeli financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

- the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States or Israel, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or

- any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•	a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Brainsway, shall have been proposed, announced or publicly disclosed or we shall have learned that:

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- any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding Ordinary Shares, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

- any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional Ordinary Shares constituting more than 1% of our outstanding Ordinary Shares; or

- any new group has been formed that beneficially owns more than 5% of our outstanding Ordinary Shares that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•	any change, development, clarification or position taken in international financial reporting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);

•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Brainsway;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Brainsway (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Brainsway); or

•	any rules or regulations by any governmental authority, TASE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Brainsway (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Brainsway).

The conditions to the Exchange Offer are for Brainsway’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Ordinary Shares.

The Eligible Options give Eligible Optionholders the right to acquire Brainsway's Ordinary Shares. None of the Eligible Options are traded on any trading market. Our Ordinary Shares trade on TASE under the symbol “BWAY,” and our ADSs trade on Nasdaq under the symbol “BWAY.”

The following table sets forth the high and low closing sales prices of our Ordinary Shares on TASE during the periods indicated.

Year Ending December 31, 2021	High (in NIS)	Low (in NIS)
First quarter	15.49	11.31

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Year Ending December 31, 2020[1]	High	Low
First quarter	21.47	9.93
Second quarter	15.38	9.90
Third quarter	13.13	9.77
Fourth quarter	11.42	9.65
Year Ended December 31, 2019	High	Low
First quarter	24.48	19.59
Second quarter	21.98	16.00
Third quarter	19.29	14.69
Fourth quarter	18.50	14.75

The following table sets forth the high and low closing sales prices of our ADSs on Nasdaq during the periods indicated.

Year Ending December 31, 2021	High	Low
First quarter	$10.03	$7.08

Year Ending December 31, 2020[1]	High	Low
First quarter	$12.31	$5.23
Second quarter	$8.55	$5.89
Third quarter	$7.90	$5.52
Fourth quarter	$7.54	$5.59
Year Ended December 31, 2019	High	Low
First quarter	N.A	N.A
Second quarter	$11.50	$8.66
Third quarter	$10.80	$8.55
Fourth quarter	$10.83	$8.30

As of May 3, 2021, we had (i) one shareholder of record of our Ordinary Shares1, and 32,899,884 Ordinary Shares were issued and outstanding and (ii) 68 ADS holders of record, and 16,449,942 ADSs were issued and outstanding. Because brokers and other institutions hold many of our Ordinary Shares on behalf of the shareholders, we are unable to estimate the total number of beneficial shareholders represented by these record holders. On May 3, 2021, the closing price for our Ordinary Shares on TASE was NIS 13.95 per Ordinary Share and the closing price for our ADSs on Nasdaq was $8.69 per ADS. We recommend that you obtain current market quotations for our Ordinary Shares/ADS before deciding whether or not to tender your Eligible Options for exchange. The trading price of our Ordinary Shares/ADS has been, and in the future may be, volatile and could decline. The trading price of our Ordinary Shares/ADS has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the trading prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Brainsway; Financial Information.

Information Concerning Brainsway.

We are a commercial stage medical device company focused on advancing neuroscience to improve health and transform lives. We are engaged in the development and commercialization of non-invasive neurostimulation products using our proprietary Deep Transcranial Magnetic Stimulation (Deep TMS) technology for the treatment of major depressive disorder (MDD), obsessive-compulsive disorder (OCD), and smoking addiction, for which we have received marketing authorization from the U.S. Food and Drug Administration (FDA). Deep TMS uses magnetic pulses to stimulate neurons and consequently modulates the physiological activity of the brain. Our technology can either increase brain activity in neuronal networks which are hypoactive, or alternatively decrease brain activity in neuronal networks which are hyperactive. Our proprietary electromagnetic coils, which we refer to as H-Coils, are designed to safely stimulate deep and broad brain regions, which we believe provides an advantage over other available TMS products, which we refer to collectively as Traditional TMS, that generally use a “figure 8” design. We believe that our Deep TMS technology has the potential to be safe and effective for the treatment of a wide range of additional psychiatric, neurological, and addiction disorders beyond MDD, OCD and smoking cessation.

We are the only TMS company to have received FDA clearance for MDD, OCD and smoking addiction patients. These clearances were obtained following the achievement of statistically significant results in the multicenter pivotal studies conducted on our Deep TMS products in each of these indications.

Our first commercial Deep TMS product received clearance from the FDA in 2013 for the treatment of MDD in adult patients who have failed to achieve satisfactory improvement from anti-depressant medication in the current episode. Our Deep TMS system for MDD is currently marketed to and installed at psychiatrists’ offices and other facilities principally in the United States and in certain other countries throughout the world.

In addition to our FDA clearance of Deep TMS for MDD, we are the first medical device company to offer an FDA-authorized non-invasive treatment for OCD, the marketing authorization for which we received in August 2018 as an adjunct therapy for adult patients suffering from OCD.

_________________________________

1 The number of record holders is not representative of the number of beneficial holders of our Ordinary Shares, as the shares of all our shareholders who hold Ordinary Shares that are traded on the TASE are recorded in the name of our Israeli share registrar, Registration Co. of United Mizrahi Bank Ltd.

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Furthermore, in August 2020 we received 510(k) clearance from the FDA for our Deep TMS system for its use as an aid in short-term smoking cessation in adults, making our Deep TMS system the first and only non-invasive medical device cleared by the FDA in the addiction space. We expect to execute a controlled U.S. market release of our newly cleared and proprietary H4 Deep TMS coil for this indication during this second quarter of 2021.

We are planning to conduct additional research into other indications, including addictions such as opioid addiction and/or alcohol addiction, and into neurological conditions including multiple sclerosis (MS) and post-stroke rehabilitation. We believe that Deep TMS represents a platform technology that provides for an opportunity to advance innovative therapeutic solutions across multiple patient populations with a wide variety of psychiatric, neurological and addiction disorders.

We were incorporated in Israel in November 2006.

Our mailing address and executive offices are 19 Hartum Street, Bynet Building, 3rd Floor, Har HaHotzvim, Jerusalem, 9777518, Israel, and our telephone number is +972-2-582-4030. We maintain an Internet website at the following address: www. brainsway.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Operating and Financial Review and Prospects” and the consolidated financial statements and the notes thereto included in our Annual Report (“Annual Report”) on Form 20-F (File No. 001-35165) for the year ended December 31, 2020 filed with the SEC on April 19, 2021, which is incorporated herein by reference. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

The book value per Ordinary Share as of December 31, 2020 was $0.003 per Ordinary Share.

Additional Information.

For more information about Brainsway, please refer to our Annual Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers and independent members of our Board are eligible to participate in this Offer.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our Plan that are outstanding as of May 3, 2021. The percentages in the tables below are based on the total number of Eligible Options to purchase Ordinary Shares under the Plan, which was 1,473,800 Ordinary Shares as of May 3, 2021. The address of all directors and executive officers is c/o Brainsway Ltd. Offices, located at 19 Hartum Street, Bynet Building, 3rd Floor, Har HaHotzvim, Jerusalem, 9777518, Israel.

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Name	Position	Number of Ordinary Shares covered by outstanding options granted under our Plan	Percentage of total outstanding options under our Plan
Hadar Levy	SVP, General Manager North America & Chief Financial Officer	398,000	27.01%
Amit Ginou	Vice President Field and Clinical Operations	108,000	7.33%
Moria Ankri	Vice President Research and Development	67,000	4.55%
Chris Boyer	Vice President of Global Marketing	60,000	4.07%
Karen Sarid	Director	27,500	1.87%
Yossi Ben Shalom	Director	27,500	1.87%
Eti Mitrany	Director	27,500	1.87%
Avner Lusi	Director	27,500	1.87%

Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase Ordinary Shares, or in transactions involving our Ordinary Shares during the 60 days before and including May 4, 2021.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase Ordinary Shares pursuant to the Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 10. Accounting Consequences of the Exchange Offer.

The principles of modification accounting according to International Financial Reporting Standards (“IFRS”) 2, Share-based Payment (“IFRS 2”) will be applied in the Company's financial statements. . The terms of the Exchange Offer increase the fair value of the tendered Eligible Options by reducing their exercise price, resulting in an incremental compensation cost of the New Options. The incremental compensation expense associated with the Option Exchange is the difference between the fair value of the tendered Eligible Options and that of the New Option granted to participants in the Option Exchange, both measured at the modification date. Such incremental compensation expense will be recorded as an expense over the period from the date of modification over the tendered Eligible Options' remaining vesting period or immediately for awards subject to no further vesting conditions.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action.

We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

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Section 12. Material Tax Consequences.

The following is a summary of the anticipated material income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionholders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or Israel or of more than one country may differ from the United States federal income tax consequences and Israeli income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

U.S. Federal Income Tax Consequences

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options is expected to be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Law Affecting Deferred Compensation.

In 2004, Section 409A was added to the U.S. Internal Revenue Code of 1986, as amended (“Code”) to regulate all types of deferred compensation. If the requirements of Code Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the then current underpayment rate plus 1% and a 20% penalty tax. Option awards granted with an exercise price that is less than the underlying share’s fair market value on the date of grant are subject to Code Section 409A.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Optionholder. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our Ordinary Shares.

Tax Consequences to Us.

To the extent that an optionholder recognizes ordinary income in the circumstances described above in this Section 12, we will be entitled to a corresponding tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m) discussed below.

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Million Dollar Deduction Limit and Other Tax Matters.

We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Code Section 162(m)), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Code Section 280G, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Code Section 280G, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes) payable by the individual on the value of such accelerated rights, and (ii) the loss by us of a corresponding compensation deduction on such amounts.

Israeli Income Tax Consequences

This discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended (the "Israeli Income Tax Ordinance"), and the rules, regulations and orders promulgated under it, as well as on administrative and judicial interpretations. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Shortly after the Expiration Time of this Exchange Offer, the company intends to approach the Israeli Tax Authority for a tax ruling, that if obtained will determine that the option holder will not be liable for tax at the time of the grant of the New Options.

If obtained, the tax ruling will determine a new grant date for tax purposes which most likely and potentially be the later of the New Option Grant Date or the filling date of the tax ruling's application (the "Tax Grant Date") and as such any calculation will be made of the "Benefit Component" (i.e. the difference between the exercise price of the New Options and the average share price of the 30 trading days commencing the Tax Grant Date) and in order to benefit from the Section 102 tax benefit, a new holding period of two (2) years as set under Section 102 ("Holding Period") shall re-commence from the Tax Grant Date.

With respect to employees that are defined as an "employee" under Section 102 as of the Tax Grant Date and which will be regarded as such that are governed under Section 102 by the tax ruling, upon the earlier of sale of the shares acquired upon exercise of the New Options, or release of such shares to the employee, the trustee is obligated to calculate the taxes due according to the provisions of the tax ruling and of Section 102 and forward the calculated tax to the Israeli Tax Authority. In the event that the sale of the shares or release of the shares from the trustee (the earlier of as the case may be) occurs before the lapse of the Holding Period and during the Holding Period, tax shall be withheld as ordinary income according to the option holder's marginal tax rate plus social security tax and health care tax. In the case of sale of the shares, the tax would be paid on the amount by which the proceeds received from a third party exceed the exercise price. In the case of the release of the shares to the employee, the tax would be paid on the amount by which the fair market value of the shares upon release of the shares exceeds the exercise price.

If the trustee releases the shares acquired upon exercise of the New Options to the employee, and tax was paid upon such release as described above, then generally, any additional gain to be realized from a future sale transaction of the shares shall be subject to capital gains tax due upon the sale of the shares by the employee.

If you wish to participate in the Offer, and you are either a resident of the State of Israel, or were a resident of the State of Israel at the time that you received the Eligible Options, you will be required to sign a confirmation to the Israeli Tax Authorities as a condition to your participation in which you agree to the terms of the tax ruling. We expect to send a copy of this confirmation to you for your signature. A copy of the tax ruling will be available on our Intranet system.

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Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59:00 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Optionholders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Optionholder who properly tenders an Eligible Option to be exchanged and accepted by Brainsway pursuant to this Exchange Offer will receive a New Option. New Options are equity awards under which the holder can purchase Ordinary Shares for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the Plan and the applicable option terms.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options for the same number of Ordinary Shares as your surrendered Eligible Options, as described in Section 1 of this Offering Memorandum. New Options for Eligible Optionholders will vest on the same terms as the Eligible Option exchanged therefor. If you receive New Options, you do not have to make any cash payment to Brainsway to receive your New Options, but upon exercise of your vested New Options, you will be required to pay the per-share exercise price (and satisfy any applicable tax withholding obligations) to receive any Ordinary Shares, subject to the terms and conditions of your New Options.

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If we receive and accept tenders from Eligible Optionholders of all Eligible Options (comprising a total of options to purchase 1,473,800 Ordinary Shares outstanding as of May 4, 2021) subject to the terms and conditions of this Exchange Offer, we will grant New Options covering a total of approximately 1,473,800 Ordinary Shares.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed with the SEC the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on April 19, 2021; and

•	Current Reports on Form 6-K submitted on January 27, 2021, February 16, 2021; February 22, 2021 (two filings); February 23, 2021; February 25, 2021; March 1, 2021; March 4, 2021; March 24, 2021; and April 26, 2021; and

•	the description of our Ordinary Shares contained in our Registration Statement on Form F-1/A filed with the SEC on April 10, 2019, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Optionholder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THIS EXCHANGE OFFER AND IN OUR ANNUAL REPORT ON FORM 20-F AND OUR OTHER SUBMISSIONS TO THE SEC BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SCHEDULE A

Selected Financial Data

The following financial information should be read in conjunction with the “Operating and Financial Review and Prospects” and the consolidated financial statements and the notes thereto included in our Annual Report (“Annual Report”) on Form 20-F (File No. 001-35165) for the year ended December 31, 2020 filed with the SEC on April 19, 2021, which is incorporated herein by reference.

BRAINSWAY LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands (except share and per share data)

		December 31,
	Note	2020	2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	4	$16,961	$21,674
Short-term deposits	5	221	221
Trade receivables, net	6	5,582	5,507
Other accounts receivable	7	1,534	1,427
		24,298	28,829
NON-CURRENT ASSETS:
Long-term deposit		163	168
Leased systems	8	5,198	5,491
System components and other property and equipment	8	$4,352	$4,248
		9,713	9,907
		$34,011	$38,736
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	10	$781	$1,320
Other accounts payable	11	3,769	3,379
Deferred revenues	16	1,543	1,305
Liability in respect of research and development grants	12d	707	714
		6,800	6,718
NON-CURRENT LIABILITIES:
Deferred revenues and other liabilities	16b,e,g	2,015	2,353
Liability in respect of research and development grants	12d	5,524	5,367
Warrants	12c	38	78
		7,577	7,798
EQUITY:	17
Share capital		233	233
Share premium		95,135	93,649
Share-based payment	18	3,748	4,435
Adjustments arising from translating financial statements from functional currency to presentation currency		(2,188)	(2,188)
Accumulated deficit		(77,294)	(71,909)
		19,634	24,220
		$34,011	$38,736

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSWAY LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

		Year ended December 31,
	Note	2020	2019	2018
Revenues	19a	$22,057	$23,101	$16,397
Cost of revenues	19b	5,058	5,129	3,589
Gross profit		16,999	17,972	12,808

Research and development expenses, net	19c	5,823	7,876	6,156
Selling and marketing expenses	19d	11,283	13,269	8,345
General and administrative expenses	19e	4,722	5,303	3,421
Total operating expenses		21,828	26,448	17,922
Operating loss		4,829	8,476	5,114
Finance expense, net	19f	319	1,430	1,156

Loss before income taxes		5,148	9,906	6,270
Income taxes	15b	237	422	209
Net loss and total comprehensive loss		$5,385	$10,328	$6,479
Basic and diluted net loss per share	20	$(0.24)	$(0.50)	$(0.39)

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSWAY LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

	Share capital	Share premium	Reserve for share-based payment transactions	Adjustments arising from translating financial statements from functional currency to presentation currency	Accumulated deficit	Total equity
Balance at January 1, 2018	$171	$65,951	$3,889	$(2,188)	$(55,102)	$12,721
Net loss and total comprehensive loss	—	—	—	—	(6,479)	(6,479)
Expiration of share options	—	1,242	(1,242)	—	—	—
Cost of share-based payment	—	—	710	—	—	710
Balance at December 31, 2018	171	67,193	3,357	(2,188)	(61,581)	6,952
Net loss and total comprehensive loss	—	—	—	—	(10,328)	(10,328)
Issuance of shares, net (*)	62	26,271	—	—	—	26,333
Expiration of share options	—	185	(185)	—	—	—
Cost of share-based payment	—	—	1,263	—	—	1,263
Balance at December 31, 2019	233	93,649	4,435	(2,188)	(71,909)	24,220
Net loss and total comprehensive loss	—	—	—	—	(5,385)	(5,385)
Forfeiture of share options	—	—	(187)	—	—	(187)
Exercise of share options	—(**)	466	(466)	—	—	—
Expiration of share options	—	1,020	(1,020)	—	—	—
Cost of share-based payment	—	—	986	—	—	986
Balance at December 31, 2020	$233	$95,135	$3,748	$(2,188)	$(77,294)	$19,634

(*)	Net of issuance expenses of $ 2,290.
(**)	Represents amounts less than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSWAY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Total comprehensive loss	$(5,385)	$(10,328)	$(6,479)
Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to profit or loss items:
Depreciation, amortization and impairment	1,499	1,741	463
Depreciation of leased systems	1,180	1,054	765
Withdrawal of lease due to termination of contract	(5)	-	-
Finance expenses, net	319	1,430	1,157
Cost of share-based payment	799	1,263	710
Income taxes	237	422	209
	4,029	5,910	3,304
Changes in asset and liability items:
Increase in trade receivables	(7)	(2,634)	(419)
Decrease (increase) in other accounts receivable	(97)	136	(595)
Decrease in long-term prepaid expenses and other assets	—	—	(217)
Increase (decrease) in trade payables	(552)	175	859
Increase (decrease) in other accounts payable	515	(385)	482
Increase (decrease) in deferred revenues and other liabilities	320	555	(314)
	179	(2,153)	(204)
Cash paid and received during the year for:
Interest paid	(71)	(296)	(239)
Interest received	61	175	37
Income taxes paid	(249)	(552)	(192)
	(259)	(673)	(394)
Net cash used in operating activities	(1,436)	(7,244)	(3,773)
Cash flows from investing activities:
Purchase of property and equipment and system components	(2,470)	(3,311)	(1,972)
Withdrawal of (investment in) short-term deposits, net	—	(120)	(50)
Withdrawal of long-term deposits, net	5	985	886
Net cash used in investing activities	(2,465)	(2,446)	(1,136)
Cash flows from financing activities:
Receipt (repayment) of loan from bank, net	—	(3,000)	—
Receipt of government grants	42	176	149
Repayment of liability in respect of research and development grants	(655)	(601)	(414)
Repayment of lease liability	(417)	(434)	—
Proceeds from issuance of shares, net	—	26,333	—
Net cash (used in) provided by financing activities	(1,030)	22,474	(265)
Exchange rate differences on cash and cash equivalents	218	(78)	(367)
Increase (decrease) in cash and cash equivalents	(4,713)	12,706	(5,541)
Cash and cash equivalents at the beginning of the year	21,674	8,968	14,509
Cash and cash equivalents at the end of the year	$16,961	$21,674	$8,968
(a) Significant non-cash transactions:
Purchase of property and equipment on credit	$23	$183	$280
Recognition of new lease liability and right-of-use	$48	$—	$—
Termination of lease liability and right-of-use	$(51)	$—	$—
long-term prepaid expenses not yet paid	$—	$—	$1,128